Exhibit (p)(2)

Personal Trading Policy

July 2022

Version 6

Personal Trading Policy

CONTENTS

1.	INTRODUCTION AND SCOPE		3
	1.1	Regulatory background	3
2.	APPLICATION OF THIS POLICY TO NON-EXECUTIVE DIRECTORS		3
3.	GENERAL PRINCIPLES		3
4.	DEFINITION OF KEY TERMS		4
5.	COMPLIANCE WITH LAWS AND REGULATIONS		5
6.	CONFLICTS OF INTEREST		6
	6.1	Conflicts among client interests	6
	6.2	Competing with client trades	6
	6.3	Other potential conflicts	6
7.	MARKET MISCONDUCT (INSIDER TRADING)		6
8.	PERSONAL SECURITIES TRANSACTIONS		6
	8.1	Account disclosure (covered securities accounts)	6
	8.2	Initial Holdings Disclosure Requirements	7
	8.3	Pre-clearance Requirements for all Covered Securities	7
	8.4	Consent Windows	7
	8.5	Transactions not subject to pre-clearance	7
	8.6	Prohibited or Restricted Transactions	8
	8.7	Additional restrictions	8
	8.8	Airlie Portfolio Securities	8
	8.9	Margin Loans over MFG Securities	8
	8.10	Transaction Confirmations	8
	8.11	Discretionary Managed Accounts	9
	8.12	Trading in Magellan and MFF Securities	9
	8.13	Short Term Trading	9
9.	REPORTING REQUIREMENTS		9
	9.1	Quarterly Transactions Attestation	9
	9.2	Annual Holdings Attestation	9
10.	CONFIDENTIALITY		10
11.	SERVICE ON BOARDS OF DIRECTORS		10
12.	OTHER OUTSIDE BUSINESS ACTIVITIES		10
13.	MONITORING OF SECURITIES TRANSACTIONS AND REPORTING OF VIOLATIONS		10
14.	SANCTIONS		10
15.	EXEMPTIONS TO THIS POLICY		10
16.	FORM ADV DISCLOSURE		11
17.	PERIODIC REVIEW		11
	17.1	Frontier notification requirements	11
18.	RECORD KEEPING		11
ANNEXURE A – MANUAL PRE-CLEARANCE APPROVAL REQUEST FORM			12
ANNEXURE B – BLACKOUT PERIODS: MFG and MFF			13

Personal Trading Policy

1.	INTRODUCTION AND SCOPE

This policy governs the personal trading of Covered Securities, including Magellan Funds, and Magellan Securities, by all ‘Access Persons’ (see definition below) of Magellan and the Directors1 (together, “Directors”) of Magellan Asset Management Limited (“MAM”) and Magellan Financial Group Limited (“MFG”). It should be read in conjunction with Magellan’s other related policies, including the Code of Ethics, Conflicts of Interest Policy and Insider Trading and Market Misconduct Policy.

Any questions about this Policy should be raised with the Chief Compliance Officer (‘CCO’) or a member of Risk and Compliance.

1.1	Regulatory background

As an Australian licensed financial services firm, Magellan Asset Management Limited (‘MAM’) is required to comply with all regulatory and licence obligations. In addition, MAM is required to comply with certain rules as a registered investment adviser with the U.S. Securities and Exchange Commission.

Protecting and preserving the reputation of Magellan, its Access Persons, clients and investors is of utmost importance to Magellan. Reputation can be adversely affected by your personal trading activities if they are deemed illegal, or actual or perceived conflicts of interest arise.

Under U.S. regulations, Rule 17j-1 of the Investment Company Act of 1940 (‘1940 Act’) and Rule 204A-1 of the Investment Advisers Act 1940 (“Advisers Act”), require every adviser and sub-adviser to a mutual fund and every registered investment adviser (under the Advisers Act) to adopt a written Personal Training Policy. In the U.S. this is termed a Code of Ethics Policy. The Policy is to contain provisions reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the rules.

This Policy applies to all Access Persons, and where stated, the Directors, and prohibits fraudulent, deceitful or manipulative practices in connection with the purchase or sale of any security.

2.	APPLICATION OF THIS POLICY TO NON-EXECUTIVE DIRECTORS

Magellan’s Non-executive Directors are not Access Persons however, they submit pre-clearance requests for entry into BasisCode by a member of Risk and Compliance. They are also required to comply with MFG’s Trading Policy in relation to trading MFG Securities.

3.	GENERAL PRINCIPLES

As an Access Person and/or Director, you must place the interests of Magellan’s clients first and avoid transactions, activities and relationships that interfere or might appear to interfere with making decisions in the best interests of Magellan’s clients (more commonly known as a ‘conflict of interest’).

The general principles of this Personal Trading Policy are:

•	the fiduciary duty to place the interests of clients first at all times;

•	the requirement that all personal Securities Transactions be conducted in such a manner as to be consistent with this Policy and avoid any actual or potential conflict of interest;

•	Magellan personnel should not take inappropriate advantage of their positions;

•	the fiduciary principle that information concerning the security holdings and financial circumstances of clients is confidential; and

•	the principle that independence in the investment decision-making process is paramount.

Your personal trading is subject to monitoring by Magellan. Magellan will determine on a case by case basis what remedial action should be taken in response to any violation. This may include requiring you to void or reverse a Transaction (the cost of which may be borne by you or the owner of the account), sending you a censure memorandum reminding you of your responsibilities, limiting your personal trading for a period of time or the cessation of your employment.

1 Executive Directors are deemed Access Persons. Non-executive Directors are not Access Persons.

Personal Trading Policy

4.	DEFINITION OF KEY TERMS

Term	Definition

Access Person

•    Executive Directors of Magellan Financial Group (‘MFG’) and Magellan Asset Management Limited (‘MAM’);

•    any employee of Magellan;

•    contractors, consultants, workers or interns of Magellan as determined by the CCO.

Airlie Funds	means any listed or unlisted, registered or unregistered scheme or mandate for which MAM trading as Airlie Funds Management acts as Responsible Entity or trustee and investment manager.

Beneficiary

any person who has the opportunity, directly or indirectly, to profit or share in any gains derived from Transactions in Covered Securities. As a guide, Covered Securities accounts in which you are likely to be deemed to have a beneficial ownership interest include accounts held by immediate family members with whom you share the same household (a family member will be deemed to share the same household if they reside with you for 6 months out of any 12 month period).

Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships.

Covered Securities	means, shares, units, derivatives (including options, futures, CFDs), fixed interests, debentures (including convertible notes), indices, commodities, forward foreign exchange, exchange traded funds, limited partnerships, private placements and any other security or interest, of any company, trust or other organization. Covered Securities do not include direct obligations of the Australian and U.S. Government, bank certificates of deposit or cash, commercial paper, shares issued by money market funds, units in non-Magellan managed investment schemes or shares in non-Magellan mutual funds.

Discretionary Managed Account	means a Covered Securities account that is managed on a discretionary basis by an external manager, investment adviser or trustee, where you do not exercise direct or indirect investment control or influence over the investment decisions.

Inside Information[2]

means information that:

a) is not generally available; and

b) if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of the securities the information relates to. Employees should refer to the Insider Trading and Market Misconduct Policy for the full definition of Inside Information.

Investment Committee Securities	‘Investment Committee Securities’ means any security which has been determined by Magellan’s Investment Committees as meeting the criteria for potential investment..

Investment Committee Securities List	means the current list of Investment Committee Securities.

2 Please note that this is the Australian definition of Inside Information as prescribed in Sect 1042A of the Corporations Act 2001. This definition will differ for Transactions in foreign jurisdictions. Please contact Magellan’s Risk and Compliance team should you have questions regarding Inside Information in jurisdictions other than Australia.

Personal Trading Policy

Term	Definition

Magellan	means Magellan Asset Management Limited (trading outside of Australia and New Zealand as MFG Asset Management), Magellan Financial Group Limited (ASX Code: “MFG”), MFG Services LLC (“MFGS”) (collectively “Magellan”).

Magellan Funds	means any listed or unlisted, registered or unregistered fund or scheme for which Magellan acts as a responsible entity or trustee and investment manager.

Magellan Securities	means any listed or unlisted securities in Magellan.

Margin Lending or Margin Loan	is an arrangement whereby a lender provides a loan for the purposes of investing in securities and those securities are used as collateral by the lender.

MFF	means MFF Capital Investments Limited. Magellan provides trade execution and corporate administration services to MFF.

Non-Magellan Securities	means any securities that are not Magellan securities. For the avoidance of doubt, includes any shares, units, derivatives (including options, futures, CFDs), fixed interests, debentures (including convertible notes), indices, commodities, foreign exchange, exchange traded funds, and any other security or interest, of any company, trust or other organization.

Portfolio Securities	means any securities held by the investment portfolios of the Magellan Funds or Airlie Funds, MFF or held in Magellan or Airlie’s investment mandate accounts.

Pre-clear or pre-clearance	means requesting consent from Magellan to purchase or sell a Covered Security.

Research Embargo Securities	means any securities covered by Magellan’s Investment Research Team which are not Investment Committee Securities.

Research Embargo List	means the list of Research Embargo Securities maintained by the Investment Team. Amendments to the list are advised to the Risk and Compliance team on a monthly basis, or as required, by a Portfolio Manager or their delegate.

Securities Transaction(s)	means a purchase, sale, or any other type of acquisition or disposition of a Covered Security.

Transaction	includes subscribing for, purchasing, acquiring, gifting, selling or disposing of Covered Securities or entering into an agreement to do any of these.

Trading Day	means any day where a Covered Security is able to be transacted in the relevant market or jurisdiction.

5.	COMPLIANCE WITH LAWS AND REGULATIONS

Access Persons and Directors are required to comply with applicable Australian Corporations Law and U.S. Federal Securities Laws. In accordance with this requirement, and in connection with the purchase or sale of a Covered Security (directly or indirectly) held by a client, or to be acquired, Access Persons and Directors are not permitted to:

•	Defraud the client in any manner;

•	Mislead the client, including making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a client;

•	Engage in any manipulative practice with respects to such a client; or

•	Engage in any manipulative practice with respects to securities, including price manipulation.

Personal Trading Policy

6.	CONFLICTS OF INTEREST

As a fiduciary, Magellan has a duty of care, loyalty, honesty and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respects to any client. The following summarises the conflicts specific to this Policy:

6.1	Conflicts among client interests

Conflicts of interest may arise where Magellan, Access Persons or Directors have reason to favour the interests of one client over another client. This Policy prohibits inappropriate favouritism of one client over another client that would constitute a breach of fiduciary duty.

6.2	Competing with client trades

This Policy prohibits Access Persons and Directors from using knowledge about pending or currently considered transactions in Portfolio Securities to profit personally, directly or indirectly as a result of such transactions, including by purchasing or selling such securities.

6.3	Other potential conflicts

a)	Disclosure of personal interest — this Policy prohibits investment personnel from recommending, implementing or considering any securities for a client or fund account without having disclosed any material ownership[3], business or personal relationship, or other material interest in the issuer or its affiliates to the CCO. Should the CCO deem the disclosed interest to be material, the person may not participate in any decision-making process of the Investment Committee regarding the securities of that issuer.

b)	Research analysts — if a research analyst has a material interest in the issuer, Magellan may (but is not obligated to) assign a different analyst to cover the issuer.

c)	Referrals/Brokerage — Access Persons are required to act in the best interests of Magellan’s clients regarding execution and other costs paid by clients for brokerage services. Applicable employees are to strictly adhere to Magellan’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars).

d)	Vendors and suppliers — Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Magellan’s business with those companies.

7.	MARKET MISCONDUCT (INSIDER TRADING)

You must comply with the Securities Laws applicable to any of the financial markets in which you transact in, both locally and overseas.

You must comply with Magellan’s Insider Trading and Market Misconduct Policy at all times. You must notify the CCO or her designee immediately if you receive or expect to receive Inside Information about securities. The CCO will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information. Your personal trading may be restricted and other measures taken to quarantine the Inside Information.

As part of the pre-clearance approval process in BasisCode, you will be asked to attest that you are not in possession of Inside Information and adhere to other provisions of the Insider Trading and Market Misconduct Policy.

8.	PERSONAL SECURITIES TRANSACTIONS

8.1	Account disclosure (covered securities accounts)

Access Persons must disclose in BasisCode details of all broker and other investment accounts through which Covered Securities are dealt (this includes private investments, trusts or self-managed super funds), where the Access Person:

a)	is a Beneficiary: or

b)	exercises direct or indirect influence or control over investment decisions.

For example, this can include accounts for spouses or financially dependent children, where influence or control and a knowledge of underlying investment activities can be assumed to exist. If you are uncertain on whether you should be disclosing an account (and the Covered Securities held within it), please raise this with a member of Risk and Compliance who will be able to make a determination based on the information you provide. The CCO reserves the right to make a final determination on whether a particular account requires disclosure.

Risk and Compliance may require you to make periodic attestations affirming that you are not exercising direct or indirect influence or control over an undisclosed account.

3 Material ownership is 5% or greater of the shares outstanding of the issuer

Personal Trading Policy

8.2	Initial Holdings Disclosure Requirements

Within 10 business days of your employment at Magellan, Access Persons must provide a list of their Covered Securities accounts and a list of holdings in Covered Securities in those accounts by providing broker statements (or equivalent) to the Risk and Compliance Team. The information must be dated no more than 45 calendar days prior to the date that you became an Access Person.

Magellan recognises that you may have pre-existing holdings of Covered Securities that are prohibited or restricted. This Policy does not require you to liquidate pre-existing holdings, however, all future Transactions must follow Magellan’s pre-clearance requirements.

As stipulated in the Code of Ethics, Access Persons are also required to complete a Register of Interests within 10 business days of their employment at Magellan. The Register captures all external corporate and business interests you hold and which could potentially pose a conflict of interest with Magellan, its clients or other stakeholders.

8.3	Pre-clearance Requirements for all Covered Securities

Access Persons and Directors are required to pre-clear the trading of Covered Securities. Access Persons must submit a pre-clearance request in BasisCode and receive an approval (which is provided via email) before undertaking any transactions in Covered Securities, including purchases, sales, option exercises, initial public offerings (IPOs) and limited offerings. Non-Executive Directors pre-clear by sending an email to ________________________.

Where BasisCode is unavailable, a manual pre-clearance approval request form (which is attached in Annexure A) should be emailed (__________________) or a hard copy provided to Risk and Compliance.

Initial Public Offerings (IPOs)

It is a requirement under the U.S. regulations that Access Persons pre-clear all Securities Transactions in IPOs. Under this Policy, Access Persons are required to pre-clear all Securities Transactions in IPOs.

Limited or Private Offering

It is a requirement under the U.S. regulations that Access Persons pre-clear all Securities Transactions in limited or private offerings. Under this Policy, Access Persons are required to pre-clear all limited or private offerings.

8.4	Consent Windows

Following pre-clearance, you may transact within the “Consent Window”, being:

•	one (1) business day after receiving the approval to Transact in:

•	securities of Magellan Financial Group Limited (“MFG”); or,

•	a Covered Security on the Investment Committee Securities List[4]; or,

•	an Airlie Portfolio Security[5]; and,

•	five (5) business days after receiving the approval to Transact in other Covered Securities.

In the event the proposed Transaction does not take place within the relevant consent window, you are required to submit a new pre-clearance request. Care must be taken when placing limit orders so that your trade is transacted during the consent window.

8.5	Transactions not subject to pre-clearance

Access Persons and Directors are not required to obtain pre-clearance approval to transact in the following:

•	Spot FX trades;

•	Non Covered Securities such as open-end mutual funds or managed investment schemes. Please note, this does not include Airlie or Magellan Funds which still require pre-clearance;

•	Purchases of MFG Securities under the Magellan Employee Share Purchase Plan (SPP);

•	Securities purchased under a Share Purchase Plan (SPP) and any securities purchased pursuant to a Dividend Reinvestment Plan (DRP);

•	Securities issued by an exercise of rights or bonus issue to the holders of a class of securities

4 Access Persons are not permitted to transact in securities on the Investment Committee Securities List. Some exemptions may apply if approved by the CCO.

5 Airlie Investment Team members are not permitted to transact in Airlie Portfolio Securities.

Personal Trading Policy

 Note: This does not include the exercise of options in securities which require pre-clearance;

•	Share dividends, share splits or other corporate actions on securities already held;

•	Discretionary Managed Accounts (subject to the conditions outlined in part 8.11);

•	Compulsory acquisitions;

•	Holdings of Airlie or Magellan Funds within a retail or industry superannuation fund (on the basis that you have no influence over the actual investment decisions made by your super fund post selection e.g. no influence over investment timing);

•	Gifts to you of securities (although these need to be reported); and

•	Transfers executed off-market where there is no change in beneficial owner.

Should you have questions regarding pre-clearance requirements, please contact a member of Risk and Compliance before you transact.

8.6	Prohibited or Restricted Transactions

Access Persons are prohibited from:

•	Transacting in securities on Magellan’s Research Embargo List

•	Transacting in Magellan Portfolio Securities (Airlie Portfolio Securities are not prohibited for Access Persons other than the Airlie Investment Team)

•	Transacting in derivatives on Magellan and MFF Securities which operate to limit the market risk of your holding in Magellan and MFF Securities. This also applies to Non-executive Directors.

•	The short selling of securities including Magellan and MFF Securities. This also applies to Non-executive Directors.

•	Entering into transactions which amount to margin lending of MFG Securities without the prior written consent of the MFG Board. This also applies to Non-executive Directors.

8.7	Additional restrictions

Access Persons are restricted from transacting in any security approved for investment e.g. Magellan’s Investment Committee Securities List.

The CCO may approve sale transactions at their discretion. This is confirmed by Risk and Compliance at the time you enter a pre-clearance request in BasisCode. Pre-clearance, if granted, is only valid for that business day.

8.8	Airlie Portfolio Securities

Airlie’s Investment Team is not permitted to transact in Airlie Portfolio Securities (except for the disposal of existing positions, which require the approval of the Head of Australian Equities).

Other Access Persons may transact in Airlie Portfolio Securities subject to approval by Airlie’s Portfolio Manager/s and the Risk and Compliance Team. This is confirmed by Risk and Compliance at the time you enter a pre-clearance request in BasisCode. Pre-clearance, if granted, is only valid for that business day.

8.9	Margin Loans over MFG Securities

Margin lending of MFG Securities by Access Persons and Directors is prohibited except in exceptional circumstances that are acceptable to and have been approved by the MFG Board.

Where a margin loan has been approved by the MFG Board, the Access Person or Director is required to make a quarterly certification to confirm that in the event of a margin call during a Blackout Period, sufficient available cash or other acceptable collateral is available to meet these margin calls so as to prevent the sale of MFG Securities.

8.10	Transaction Confirmations

Your broker is required to send duplicate broker confirmations (‘broker confirm’) to Risk and Compliance at the following email address promptly after the execution of a trade in a Covered Security: _________________________.

Risk and Compliance will enter the broker confirm into the BasisCode system.

Note that you must provide a broker confirm for all pre-cleared Transactions (where one is generally available by the entity executing the trade). If no available broker confirmation is provided promptly, this will constitute a violation.

New pre-clearance requests will not be approved until all outstanding broker confirms are provided to Risk and Compliance.

Personal Trading Policy

8.11	Discretionary Managed Accounts

Access Persons and Directors are not required to report holdings information or obtain pre-clearance approval with respect to transactions in a Discretionary Managed Account as long as you provide sufficient evidence (in a form acceptable to the CCO) from the manager of those investments that you do not exercise direct or indirect influence or control over investment decisions.

On an annual basis, Access Persons will be required to make an additional certification regarding the Discretionary Management Account. Risk and Compliance may from time to time ask for copies of holdings statements for such accounts as part of the compliance monitoring program. Should the nature of your influence or control change over the account you are required to immediately notify Risk and Compliance, and disclosure obligations may need to be met.

Access Persons and Directors are not required to pre-clear Covered Securities traded in a Discretionary Managed Account (once the CCO has approved the account as exempt from reporting) including Magellan and MFF Securities.

8.12	Trading in Magellan and MFF Securities

Pre-clearance

Access Persons and Directors are required to pre-clear all of your Transactions in Magellan and MFF Securities.

Blackout Periods

Throughout the year there are blackout periods where Access Persons and Directors are prohibited from transacting in Magellan and MFF Securities. Blackout periods operate as per Annexure B.

8.13	Short Term Trading

Magellan Securities

Access Persons and Directors must not engage in short-term trading of Magellan Securities unless approved by the CCO. Buying and selling (or selling and buying) within a three month period is considered short-term. The sale of Magellan Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) would not be viewed as short-term trading.

MFF Securities

Access Persons must not engage in short-term trading of any MFF Securities unless approved by the CCO. Buying and selling (or selling and buying) within a three month period is considered short-term. The sale of MFF Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) would not be viewed as short-term trading.

Non-Magellan Securities

Buying and selling Non-Magellan Securities within a 30 calendar day period is considered short-term. The CCO and the Chief Executive Officer (“CEO”) monitor all Transactions and may recommend that you reduce the frequency of your Transactions or may deny your preclearance request.

9.	REPORTING REQUIREMENTS

9.1	Quarterly Transactions Attestation

It is a regulatory requirement that no later than 30 calendar days after quarter end, Access Persons certify that the Securities Transactions made during the previous quarter are fully disclosed in BasisCode. Please note the 30 days is a requirement under U.S. regulations and Risk and Compliance are unable to give you an exemption from compliance or an extension of more than 30 days.

Access Persons will also be asked to report all Securities Transactions that did not require pre-clearance and update their holdings, report any accounts opened during the quarter, regardless of it holding Covered Securities, and provide final sign-off on your account information for the period. Access Persons must certify even if they had no Transactions or account openings during the quarter.

9.2	Annual Holdings Attestation

Access Persons must certify annually in BasisCode that the Covered Securities account information you have reported is accurate and up to date. This includes a requirement to report the existence of all Covered Securities accounts, as well as all Covered Securities holdings in those accounts. The certification must be completed no later than 30 calendar days after quarter end to which the annual certification relates. If you are submitting a holdings report (such as a brokerage statement), such a report must be current as of a date no more than 45 calendar days prior to submission.

Personal Trading Policy

On an annual basis, the Risk and Compliance team will ask Access Persons to submit to Risk and Compliance brokerage statements for all broker and other investment accounts required to be reported that hold Covered Securities. Such broker statements must be current as of a date no more than 45 calendar days prior to submission. Risk and Compliance will review all broker statements against the accounts and Covered Securities reported in BasisCode by Access Persons selected.

10.	CONFIDENTIALITY

Access Persons and Directors are required to:

•	maintain the confidentiality of all non-public information acquired in the course of performing your duties at Magellan; and

•	not make improper use of, or improperly disclose, such confidential information to third parties, except as otherwise approved by the Board of directors of Magellan or required by law or the listing rules of an applicable stock exchange.

These obligations of confidentiality continue after you leave the office or employment at Magellan.

11.	SERVICE ON BOARDS OF DIRECTORS

There is a potential for conflicts of interest to arise where employees serve on boards of directors of publicly traded companies.

Access Persons and Directors are required to provide a Register of Interests to Risk and Compliance within ten (10) business days of beginning employment or becoming a Director at Magellan. The Register captures all external corporate and business interests held by you.

The Register will be reviewed by Risk and Compliance for assessment of potential conflicts with referral made where necessary to the CEO.

You may be required to discontinue an external directorship due to the conflicts of interests posed.

12.	OTHER OUTSIDE BUSINESS ACTIVITIES

The Register of Interests described above is to capture all outside business affiliations, including directorships of private companies, consulting engagements or public/charitable positions.

Access Persons will be required to discontinue interests if they may interfere with your duties at Magellan.

13.	MONITORING OF SECURITIES TRANSACTIONS AND REPORTING OF VIOLATIONS

The CCO will review the personal Securities Transactions of all Access Persons and other reports associated with monitoring compliance with the Policy. Personal Securities Transactions are also reviewed by the CEO periodically.

All violations of the Policy are reported to the CCO and the MAM or MFG Boards as appropriate.

Material violations of this Policy as they relate to Access Persons are also required to be reported to the Frontier Partners CCO who reports the exceptions to the Frontier Funds, Inc mutual fund Board. In addition, many clients require periodic reporting of material violations of this Policy.

14.	SANCTIONS

Violations of this Policy are to be reported to the CCO. All violations will be reviewed and may result in disciplinary action including but not limited to a verbal or written warning, fines, and disgorgement of profits, personal trading bans, suspension, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

15.	EXEMPTIONS TO THIS POLICY

Any exemptions to this Policy must be pre-approved by Magellan’s CCO or her designee who may consult with the CEO.

Personal Trading Policy

16.	FORM ADV DISCLOSURE

A description of this Personal Trading Policy is required to be made in Magellan’s Form ADV Part II disclosure together with a statement that a copy of this Policy may be provided to any client or prospective client on request.

17.	PERIODIC REVIEW

This Policy will be periodically reviewed by the CCO and following a material change to business activity or if a regulatory change occurs.

Material changes to this Policy need approval by the CCO and the MAM Board.

17.1	Frontier notification requirements

The Frontier Partners’ CCO needs to be notified of any material changes to this Policy as soon as possible or, no later than at the time of the completion of the quarterly compliance checklists/certifications. The Frontier Partners’ CCO will advise the respective mutual fund Board of all material changes to this Policy.

18.	RECORD KEEPING

Risk and Compliance will maintain the following records in a readily accessible place:

•	A copy of each Policy that has been in effect at any time during the past 5 years.

•	A record of any violation of this Policy and any action taken as a result of such violation for 5 years from the end of the fiscal year in which the violation occurred.

•	A record of all written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy and amendments for each person who is currently, or within the past 5 years was, an Access Person. These records will be maintained for 5 years after the individual ceases to be an Access Person.

•	Holdings and transaction reports made pursuant to this Policy, including any brokerage confirmations and account statements made in lieu of these reports.

•	A list of names of persons who currently, or within the last 5 years were Access Persons.

•	A record of any decision and supporting reasons for approving the acquisition of Covered Securities by Access Persons in limited offerings for at least 5 years after the end of the fiscal year in which the approval was granted.

•	A record of any decision and supporting reasons for approving any waivers from or exemptions to this Policy for at least 5 years after the end of the fiscal year in which the approval was granted.

Personal Trading Policy

ANNEXURE A – MANUAL PRE-CLEARANCE APPROVAL REQUEST FORM

Personal Trading Policy

Manual Pre-clearance Approval Request

Employee Name:

Registered Name of Security Holder:

Broker Account Name:

Is this a new Account?

Details of the proposed Transaction

Name and type of Covered Securities
Nature of Transaction (e.g. buy, sell, exercise of options)
Approximate number or value of Covered Securities intended to be transacted

Certification:

By submitting this Pre-clearance Approval Request I confirm that I have read and understood the terms of the Personal Trading Policy and certify that:

•	I am not in possession of any Inside Information in respect of the proposed Transaction in the above Covered Securities;

•	I will not transact in the above Covered Securities in the event I become aware of Inside Information after submitting this Form;

•	I will notify the Chief Compliance Officer immediately after becoming aware of such Inside Information; and

•	Upon execution of the proposed Transaction, I will provide the Chief Compliance Officer with a copy of the broker confirmation or such similar document evidencing the Transaction promptly.

I understand that should I receive written consent from the Chief Compliance Officer to transact in the above Covered Securities that I am free to deal in the Covered Securities during the relevant Consent Window. In the event the proposed Transaction has not taken place within the relevant Consent Window, I understand that I am required to submit a new Pre-clearance Approval Request should I still wish to proceed with the proposed Transaction.

Dated:

Personal Trading Policy

ANNEXURE B – BLACKOUT PERIODS: MFG and MFF

Throughout the year, certain blackout periods operate during which time you must not Transact in MFG and MFF. Blackout periods operate during:

•	in relation to MFG, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be);

•	in relation to MFF, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be); and

•	any other period determined by the Boards of MFG or MFF, or Risk and Compliance.

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